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                   SUPPLEMENT TO MICROTEL INTERNATIONAL, INC.
                        PROSPECTUS DATED OCTOBER 8, 1997


        Add to the third full paragraph on Page 10, after the third full sentence thereof, and to the first full paragraph on Page 65, after the first full sentence thereof, the following:

        According to the Company's October 14, 1997 Press Release, the Company has agreed in principle to sell its Xcel Arnold Circuits Inc. unit to an undisclosed private corporation.

        In the Press Release, the Company said the unit, which makes complex multi-layer printed circuit boards, represents a significant portion of the revenues for the Company's circuits sector.

        The Company also said the unit is also the principal cause of the Company's losses during the first six months of the year and the sale of the unit is necessary to achieve profitable operations in 1998.

        Completion of this transaction remains subject to a number of conditions precedent, including the ability of the purchaser to obtain financing to complete the acquisition and execution of a definitive agreement. Therefore, there can be no assurance that the acquisition will be consummated.



                        THE DATE OF THIS PROSPECTUS
                       SUPPLEMENT IS OCTOBER 16, 1997